EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2006, accompanying the financial statements of Optex Systems, Inc. for the year ended December 31, 2005 and our report dual dated February 24, 2005 and March 8, 2006, accompanying the financial statements of Optex Systems, Inc. for the year ended December 31, 2004 included in this Current Report on Form 8-K/A (Amendment No. 1) of Irvine Sensors Corporation. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Irvine Sensors Corporation on Forms S-8 (Nos. 2-85501, 333-72201, 333-94071, 333-68846, 333-73894, 333-76756, 333-102284, 333-105066, 333-115283 and 333-124868) and Forms S-3 (Nos. 333-45269, 333-32758, 333-44026, 333-58816, 333-91370, 333-105064, 333-107865, 333-109926, 333-111942, 333-117167 and 333-131770).

/s/ Montgomery Coscia Greilich, LLP

Plano, Texas

March 14, 2006